UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Check the appropriate box:
☑	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

HealthMarkets, Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box:)
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

INFORMATION STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 25, 2008
PROPOSAL 1 AMENDMENT AND RESTATEMENT OF THE HEALTHMARKETS 2006 MANAGEMENT OPTION PLAN
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
2. OTHER BUSINESS

HEALTHMARKETS, INC.
9151 BOULEVARD 26
NORTH RICHLAND HILLS, TEXAS 76180

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held November 25, 2008

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of HealthMarkets, Inc., a Delaware corporation (the “Company”), at the Company’s offices located at 9151 Boulevard 26, North Richland Hills, Texas on Tuesday, November 25, 2008, at 10:00 a.m., Central Standard Time.

This Information Statement is being delivered in connection with the approval of an amendment to the HealthMarkets 2006 Management Option Plan.

Members of HealthMarkets’ Board of Directors have approved, and stockholders holding approximately 90% of our outstanding Common Stock as of September 30, 2008 have indicated that they intend to vote in favor of, the adoption of the amendment to the HealthMarkets 2006 Management Option Plan. Therefore, the proposal will be assured of receiving the required vote and will be approved at the Special Meeting and will become effective immediately following the Special Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

Date: November 4, 2008

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 25, 2008

General

This Information Statement is being distributed in connection with a Special Meeting of Stockholders (the “Special Meeting”) of HealthMarkets, Inc., a Delaware corporation (the “Company”, “we”, “our”, “us”, or other words of similar import), to be held at our offices located at 9151 Boulevard 26, North Richland Hills, Texas on Tuesday, November 25, 2008, at 10:00 a.m., Central Standard Time.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about November 4, 2008.

Our Board of Directors has approved, and has recommended that the stockholders approve, a proposal to approve an amendment to the HealthMarkets 2006 Management Option Plan (the “Proposal”)

Voting

The Board of Directors has selected the close of business on September 30, 2008 (the “Record Date”) as the time for determining the holders of record of our Class A-1 Common Stock, par value $0.01 per share, and Class A-2 Common Stock, par value $0.01 per share (collectively, the “Common Stock”), entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Shares of Common Stock outstanding on the record date are the only securities of ours that entitle holders to vote at the Special Meeting or any adjournment or postponement thereof. Each share of Class A-1 Common Stock and Class A-2 Common Stock is entitled to one vote per share on all matters to be presented at the Special Meeting.

Members of the Board of Directors, members of our management and other significant holders of our Class A-1 Common Stock (collectively, the “Consenting Stockholders”) owning approximately 90% of our outstanding Common Stock as of the Record Date have indicated that they intend to vote in favor of the adoption of the amendment to the HealthMarkets 2006 Management Option Plan. Because the Consenting Stockholders control more than a majority of the voting power, the Proposal is assured of receiving the required vote and being adopted and, thus, we are not soliciting any proxies from the holders of the Class A-2 Common Stock. The written consent will be effective immediately following the adjournment of the Special Meeting.

Stockholders attending the Special Meeting are welcome to vote at the Special Meeting and may address any matters that may properly come before the meeting.

How Many Shares of HealthMarkets Common Stock were Outstanding as of the Record Date?

As of September 30, 2008, our record date, 31,026,166 shares of our Common Stock were issued and 29,779,355 shares were outstanding, consisting of 26,896,325 shares of Class A-1 Common Stock and 2,883,030 shares of Class A-2 Common Stock. Each share owned entitles the holder to one vote for each share so held. A list of our stockholders entitled to vote is available at our executive offices at 9151 Boulevard 26, North Richland Hills, Texas 76180. The telephone number of our executive offices is (817) 255-5200.

How Many Shares are needed to constitute a Quorum at the meeting?

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power are necessary to constitute a quorum at the Special Meeting. However, the stockholders present at the Special Meeting may adjourn the meeting despite the absence of a quorum.

What Vote is Required to Approve the Proposal?

The affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy is required to approve the Proposal. Abstentions will have the same effect as votes against the Proposal, although abstentions will count toward the presence of a quorum.

Why Isn’t HealthMarkets Required to Solicit Proxies for the Proposal?

As indicated above, the Consenting Stockholders have indicated they will vote in favor of the Proposal, thereby ensuring that such Proposal will be adopted. Therefore, the solicitation of proxies is not necessary, and, in order to eliminate the costs and management time involved, our Board of Directors has decided not to solicit proxies.

When Will the Proposal Become Effective?

The Proposal will be effective immediately following the completion of the Special Meeting, which is at least 20 days after the mailing of this Information Statement. We are mailing this Statement on or about November 4, 2008 and will hold our Special Meeting on November 25, 2008.

How Can Stockholders Participate in the Meeting?

Each stockholder of record as of the record date can participate in the Special Meeting personally or through another person or persons designated to act for such stockholder by proxy.

How Will Our Stockholders Know When the Proposal Is Effective?

Those stockholders that attend the Special Meeting will be notified then of the effectiveness of the Proposal. In addition, we will notify our stockholders of the effective date of the Proposal described in this Information Statement when we file our Form 10-K for the fiscal year ended December 31, 2008, which will be the first Annual Report on Form 10-K following the Special Meeting.

Who Will Pay for the Costs Associated with this Information Statement?

HealthMarkets will pay all costs associated with distributing this Information Statement, including the costs of printing and mailing.

No additional action is required by you in connection with the Proposals. However, Section 14(c) of the Securities Exchange Act of 1934 requires the mailing to our stockholders of the information set forth in this Information Statement at least twenty (20) days prior to the earliest date on which the corporate action may be taken.

PROPOSAL 1

AMENDMENT AND RESTATEMENT OF THE HEALTHMARKETS
2006 MANAGEMENT OPTION PLAN

HealthMarkets, Inc. (the “Company” or “HealthMarkets”) is seeking approval of the Amendment and Restatement of the HealthMarkets 2006 Management Stock Option Plan (the “2006 Plan”), in order to increase the number of shares of the Company’s Class A-1 Common Stock issuable under the 2006 Plan, the number of shares issuable to any individual participant in any year and the number of shares that may be granted as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), in each case, by 1,750,000 from 1,489,741 to 3,239,741.

The Amendment and Restatement of the 2006 Plan is generally necessary for the Company to continue to attract and retain officers and other key employees and is specifically necessary in connection with the grant of an option to purchase 990,000 shares of the Company’s Class A-1 Common Stock to the Company’s President and Chief Executive Officer, Phillip Hildebrand, the grant of an option to purchase 175,000 shares of the Company’s Class A-1 Common Stock to the Company’s Executive Vice President and Chief Financial Officer, Steven P. Erwin, and the grant of an option to purchase 150,000 shares of the Company’s Class A-1 Common Stock to the Company’s Executive Vice President and Chief Administrative Officer, Anurag Chandra, in each case, as contemplated by the employment agreement by and between the respective executive and the Company. The Company’s Board of Directors (the “Board”) believes that employees of the Company should continue to receive awards denominated in shares of the Company’s Class A-1 Common Stock to provide them with an increased stake in the Company’s financial performance, thereby strengthening their alignment with stockholders of the Company.

The following is a summary of the 2006 Plan, as proposed to be amended and restated, and does not cover all aspects of the 2006 Plan. The summary is qualified in its entirety by the terms of the proposed amended and restated 2006 Plan set forth as Exhibit A to this Information Statement. Stockholders are encouraged to review Exhibit A in its entirety.

Purpose

The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance.

Administration

The 2006 Plan is administered by the Board, which may from time to time delegate all or any part of its authority under the 2006 Plan to a committee of the Board (or subcommittee thereof) consisting of not less than two directors appointed by the Board. If such directors constitute “outside directors” for purposes of the exemption set forth in Section 162(m)(4)(C) of the Internal Revenue Code (the “Code”) from the limitation on deductibility imposed by Section 162(m) of the Code, such directors (or a subset thereof) will be delegated authority to administer the 2006 Plan. The Board (or, as delegated by the Board, a committee or subcommittee thereof) is authorized to interpret the 2006 Plan and related agreements or documents. Any determination by the Board pursuant to any provision of the 2006 Plan or any related agreements or documents will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

Eligibility

All employees of the Company or any of its subsidiaries, non-employee directors of the Company and any person who has agreed to commence serving in any such capacities within ninety (90) days of the date of grant may be selected by the Board to receive awards under the 2006 Plan. The Board has sole and complete discretion in determining which individuals will participate in the 2006 Plan and the number of shares of Class A-1 Common Stock subject to such awards. While the persons to whom awards will be made in future years and the amounts and nature of such awards cannot be determined at this time, it is presently estimated that approximately 2,000 individuals are eligible to participate in the 2006 Plan. Participants may receive successive awards under the 2006 Plan while restrictions on prior awards are still outstanding.

Maximum Number of Shares; Anti-Dilution Adjustments

Subject to adjustment as discussed below, the number of shares of Class A-1 Common Stock that may be issuable pursuant to option rights under the 2006 Plan, as amended and restated, may not exceed in the aggregate 3,239,741 shares of Class A-1 Common Stock. Subject to adjustment as discussed below, and to satisfy the requirements of Section 162(m) of the Code, the number of shares of Class A-1 Common Stock that may be issuable to any single participant during the term of the 2006 Plan pursuant to option rights will not exceed in the aggregate 3,239,741 shares of Class A-1 Common Stock. The total number of available shares of Class A-1 Common Stock that may be issuable upon exercise of option rights intended to be incentive stock options may not exceed 3,239,741. Shares issuable under the 2006 Plan may be shares of original issuance, treasury shares or a combination thereof.

The number of shares available for issuance will be adjusted to account for shares relating to options that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any option price by the transfer to the Company of shares of Class A-1 Common Stock or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any award granted under the 2006 Plan, any shares that were covered by that award will again be available for issue or transfer thereunder; provided, however, that shares of Class A-1 Common Stock withheld to satisfy tax withholding obligations will be deemed delivered.

The Board will make or provide for substitution or adjustments in the numbers of shares of Class A-1 Common Stock covered by outstanding option rights granted, and in the kind and option price of shares covered by outstanding option rights and/or such other equitable substitution or adjustments as the Board, in its sole discretion, exercised in good faith, may determine to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from (a) any stock dividend, extraordinary cash-dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reclassification, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or similar event. In addition, in the event of any such transaction or event, the Board (or, as delegated by the Board, a committee or subcommittee thereof) may in its discretion provide for substitutions and adjustments that may include, without limitation, canceling any and all option rights in exchange for cash payments equal to the excess, if any, of the value of the consideration paid to a shareholder of a share of Class A-1 Common Stock over the option price per share subject to such option right in connection with an adjustment event. The Board may also make or provide for adjustments in the aggregate number and class of shares available for issuance under the 2006 Plan as the Board in its sole discretion, exercised in good faith, will determine is appropriate to reflect any transaction or event described above; provided, however, that any such adjustment to the number of incentive stock options available for grant will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an incentive stock option to fail so to qualify.

Description of Awards

The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to participants of options to purchase shares of Class A-1 Common Stock. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements discussed below.

Option rights granted under the 2006 Plan may be (i) options rights that are intended to qualify as “incentive stock options” under Section 422 of the Code, (ii) options rights that are not intended to be incentive stock options, or (iii) combinations of the foregoing. Each grant will specify the number of shares of Class A-1 Common Stock to which it pertains, subject to the limitations and adjustments discussed above, and also will specify an option price per share. The option price may not be less than 100% of the Fair Market Value (as defined in the 2006 Plan) on the date of grant, except that the option price of an incentive stock option issued to a Ten Percent Employee (as defined in the 2006 Plan) may not be less than 110% of the Fair Market Value on the date of grant.

Successive grants may be made to the same participant whether or not any option rights previously granted to such participant remain unexercised. Each grant will specify the period or periods of continuous service by the optionee with the Company or any subsidiary that is necessary before the option rights or installments thereof will become exercisable and may provide for the earlier exercise of such option rights in the event of a Change of Control (as defined in the 2006 Plan) or such other times as the Board may determine. The Board may, at or after the date of grant of any option rights (other than incentive stock options), provide for the payment of dividend equivalents to the optionee.

Any grant of option rights may specify Management Objectives (as defined in the 2006 Plan) that must be achieved as a condition to the exercise of such rights. Management Objectives are measurable performance objective or objectives established, when so determined by the Board, for participants who have received grants of option rights pursuant to the 2006 Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the participant is employed. The Management Objectives may be made relative to the performance of other corporations. If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render any Management Objectives unsuitable, the Board may in its discretion modify any such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable.

No option right will be exercisable more than 10 years from the date of grant (5 years with respect to incentive stock options granted to a Ten Percent Employee) and each grant will be evidenced by an agreement executed on behalf of the Company by an officer and delivered to the optionee and containing such terms and provisions, consistent with the 2006 Plan, as the Board may approve.

Upon termination of a Participant’s employment with the Company prior to an IPO (as defined in the 2006 Plan), any shares of Class A-1 Common Stock acquired as a result of the exercise of an option right will generally be subject to the Call Rights as provided in the Stockholders Agreement (as defined in the 2006 Plan). With respect to option rights granted to non-employee directors, in the event of the termination of service on the Board by the holder of any such option rights, other than by reason of disability or death, the then outstanding options rights of such holder may be exercised to the extent that they would be exercisable on the date that is ninety (90) days after the date of such termination and will expire ninety (90) days after such termination, or on their stated expiration date, whichever occurs first. In the event of the death or disability of the non-employee director, each of the then outstanding option rights of such holder may be exercised at any time within one (1) year after such death or disability, but in no event after the expiration date of the term of such option rights. If a non-employee director subsequently becomes an employee of the Company or a subsidiary while remaining a member of the Board, any option rights held under the 2006 Plan by such individual at the time of such commencement of employment will not be affected thereby.

Any grant of option rights may require, as a condition to the exercise, grant or sale thereof, that the participant agree to be bound by (i) any shareholders agreement among all or certain shareholders of the Company that may be in effect at the time of exercise, grant or sale or certain provisions of any such agreement that may be specified by the Company or (ii) any other agreement requested by the Company.

Duration; Amendment

No grant will be made under the 2006 Plan more than 10 years after the date on which the 2006 Plan was first approved by the shareholders of the Company, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2006 Plan.

The Board may at any time and from time to time amend the 2006 Plan in whole or in part, including, without limitation, to comply with applicable law, stock exchange rules or accounting rules; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law will not be effective unless and until stockholder approval has been obtained. The Board may, with the concurrence of the affected participant and as otherwise permitted by the anti-dilution provisions of the 2006 Plan, cancel any agreement evidencing option rights granted under the 2006 Plan. In the event of such cancellation, the Board may authorize the granting of new option rights under the 2006 Plan (which may or may not cover the same number of shares of Class A-1 Common Stock that had been the subject of the prior option) in such manner, at such option price and subject to such other terms, conditions and discretions as would have been applicable under the 2006 Plan had the canceled option rights not been granted.

Certain Termination and Other Events

In case of termination of employment or, if the participant is a non-employee director, termination of service on the Board by reason of death, disability or normal or early retirement (as determined by the Board), or in the case of hardship or other special circumstances, of a participant who holds an option right not immediately exercisable in full, or who holds shares of Class A-1 Common Stock subject to any transfer restriction imposed by the 2006 Plan, the Board may, in its sole discretion, accelerate the time at which such option right may be exercised or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

Transferability

Except as the Board may otherwise determine or as set forth in the Stockholders Agreement, no option right granted under the 2006 Plan will be transferable by a participant other than by will or the laws of descent and distribution. In addition, except as the Board may otherwise determine, option rights will be exercisable during the optionee’s lifetime only by the optionee or by the optionee’s guardian or legal representative. The Board also may specify at the date of grant that part or all of the shares of Class A-1 Common Stock that are to be issued or transferred by the Company upon the exercise of option rights will be subject to further restrictions on transfer.

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2006 Plan based on federal income tax laws in effect on January 1, 2006. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

In general, (a) no income will be recognized by an optionee at the time a nonqualified option right is granted; (b) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (c) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option right, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as a capital gain (or loss).

No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. However, the excess of the fair market value of the shares on the exercise date over the option price is included in the optionee’s income for alternative minimum tax purposes. If shares of Class A-1 Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as a capital gain and any loss sustained will be a capital loss. If shares of Class A-1 Common Stock acquired upon the exercise of an incentive stock option are disposed of before the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as a capital gain (or loss).

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income (1) meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code and (2) is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

The provisions of Section 162(m) of the Code generally disallow a tax deduction to a publicly-held company for compensation in excess of $1,000,000 paid to its CEO or any of its other four most highly compensated executive officers in any fiscal year, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements. The 2006 Plan is intended to comply generally with rules for deductibility under Section 162(m) of the Code and will be administered in accordance with Section 162(m). Awards under the 2006 Plan may not automatically comply with Section 162(m), but such awards are expected to be administered in a way that will usually permit deductibility; provided, however, that where the Board or the committee administering the 2006 Plan has determined that such requirements may not necessarily be in the best interests of the Company, the committee may modify any grants that could cause the loss of a deduction under Section 162(m) of the Code.

Compliance with the American Jobs Creation Act of 2004 (Section 409A of the Code)

The American Jobs Creation Act of 2004, enacted on October 22, 2004 and effective on January 1, 2005 (the “AJCA”), revised the federal income tax law applicable to certain types of awards that may be granted under the 2006 Plan. Section 409A of the Code imposes an additional 20% income tax and interest on payments of deferred compensation to recipients that fail to meet certain payment and distribution requirements of Section 409A. To the extent applicable, it is intended that the 2006 Plan and any grants made under the 2006 Plan comply with the provisions of Section 409A of the Code. The 2006 Plan and any grants made under the 2006 Plan will be administered in a manner consistent with this intent, and any provision of the 2006 Plan that would cause the 2006 Plan or any grant made under the 2006 Plan to fail to satisfy Section 409A will have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Any reference to Section 409A will also include any proposed, temporary or final regulations, or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto. There is no penalty imposed on the Company for failure to comply with the payment and distribution requirements of Section 409A.

New Plan Benefits

As noted above, non-qualified options to acquire an aggregate of 990,000 shares of Class A-1 Common Stock have been granted to Mr. Hildebrand under the 2006 Plan, non-qualified options to acquire an aggregate of 175,000 shares of Class A-1 Common Stock have been granted to Mr. Erwin under the 2006 Plan and non-qualified options to acquire an aggregate of 150,000 shares of Class A-1 Common Stock have been granted to Mr. Chandra under the 2006 Plan. The grants to Messrs. Hildebrand and Erwin are, and the grant to Mr. Chandra may be, subject to the approval of the Amendment and Restatement of the 2006 Plan. To the extent that a grant is subject to the approval of the Amendment and Restatement of the 2006 Plan, such grant shall be null and void ab initio and be of no further force or effect if approval is not obtained by June 30, 2009. The table below reflects these option grants. The value of these grants cannot be determined at this time as any value is dependent upon the performance of the Company. It cannot be determined at this time what amounts, if any, will be received by or allocated to other participants in the 2006 Plan in future years as such determinations are subject to the discretion of the Board.

New Plan Benefits
2006 Management Option Plan

Name and Position	Dollar Value ($)	Number of Units

Phillip Hildebrand, President and Chief Executive Officer	N/A	990,000
Executive Officers as a Group	N/A	1,315,000
Non-Executive Directors as a Group	N/A	0
Non-Executive Officer Employees as a Group	N/A	0

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Executive Compensation Program

The Company’s compensation objectives are to support the Company’s overall business strategy and objectives, attract and retain the best possible executive talent, motivate executive officers to achieve the Company’s performance objectives, and reward individual performance and contributions. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide.

Prior to the April 5, 2006 Merger in which the Private Equity Investors acquired the Company, our compensation programs and policies were administered and overseen by a compensation committee composed entirely of independent directors. Following the Merger, the Executive Compensation Committee (the “Committee”) (of which Chinh Chu (Chairman), Matthew Kabaker, Adrian Jones, Mural R. Josephson and Steven Shulman serve as members) administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. As discussed in more detail below under the heading “Compensation Committee Interlocks and Insider Participation in Compensation Decisions,” several of the members of the Committee are not considered “independent.”

In connection with the Merger, Messrs. Gedwed, McQuagge, Plato and Myhra entered into definitive employment agreements with the Company. Mr. Boxer and Ms. Cocozza entered into definitive employment agreements with the Company in connection with their appointments as officers of the Company in September 2006 and March 2007, respectively. In general, the employment agreements provided for annual base salary and eligibility for an annual bonus ranging from 75% of annual base salary up to 200% of annual base salary (depending upon the executive’s position). The terms of the employment agreements are discussed in more detail below under the heading “Employment and Consulting Agreements.”

As previously disclosed, certain executive officers of the Company named in the Summary Compensation Table on page 13 below (the “Named Executive Officers” or the “NEOs”) are no longer employed by the Company. The employment of Messrs. Myhra, McQuagge and Plato terminated on August 31, 2007, March 21, 2008 and March 28, 2008, respectively. In addition, Messrs. Gedwed and Boxer are no longer employed by the Company. Mr. Gedwed’s service as the Company’s President and Chief Executive Officer terminated on June 1, 2008. Mr. Gedwed continues to serve on the Company’s Board of Directors in the capacity of Vice Chairman. On June 5, 2008, Phillip J. Hildebrand was appointed as the Company’s Chief Executive Officer and elected to the Company’s Board of Directors. On September 19, 2008, Mr. Hildebrand was also appointed as the Company’s President following the resignation of David Fields as the Company’s President and Chief Operating Officer effective September 19, 2008. Mr. Boxer’s service as the Company’s Executive Vice President and Chief Financial Officer terminated on June 27, 2008. On September 30, 2008, Steven P. Erwin was appointed as the Company’s Executive Vice President and Chief Financial Officer.

Components of Executive Compensation

Historically, we have used a variety of compensation elements to reach our executive compensation program goals. These include base salary, annual bonus compensation, awards of stock options, certain additional incentive programs, employee benefit plans, and termination and change in control arrangements. We also offer limited perquisites to executive officers. Each component of compensation has been designed to complement the other components and, when considered together, to meet the Company’s overall compensation objectives; however, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Base Salaries

Base salary is the primary fixed portion of executive pay. It compensates executives for performing their day-to-day duties and responsibilities. As discussed above, the base salaries of the “Named Executive Officers for 2007 were based on the terms of their employment agreements, which were entered into in connection with the Merger or their appointment as an officer. Messrs. Gedwed, Boxer, Plato and Myhra did not receive an increase in base salary at the beginning of 2007. Mr. McQuagge received a 12.5% increase at the beginning of 2007 in order to maintain the competitiveness of his base salary relative to the market and to recognize past performance. Ms. Cocozza’s employment did not commence until March 30, 2007.

Annual Bonus Compensation

The Company has established an annual bonus compensation plan for senior executives pursuant to which the Company has set a bonus potential for each executive as a percentage of base compensation. The annual bonus compensation plan is designed to achieve the Company’s objective of linking compensation to annual performance results, attracting, motivating and retaining high-caliber leadership, and aligning the interests of senior executives and stockholders.

The bonus potential established for the Named Executive Officers for 2007 ranged from 75% to 200% of base salary, and was based on the terms of the employment agreements with each NEO. Following the end of 2007, Mr. Gedwed met individually with Ms. Cocozza and Mr. McQuagge and evaluated their performance for the year. Mr. Gedwed then made bonus recommendations to the Committee for these Named Executive Officers. With respect to Mr. McQuagge, Mr. Gedwed’s recommendations took into consideration the following factors: corporate financial performance; Agency Marketing Group and Self-Employed Agency Division financial performance; growth prospects; regulatory compliance; and management abilities. With respect to Ms. Cocozza, Mr. Gedwed’s recommendations took into consideration the following factors and weightings: corporate financial performance — 25%; Medicare Division operational and financial performance — 50%; and discretionary evaluation — 25%. With respect to Mr. Boxer, Mr. Gedwed recommended the bonus amount set forth in Mr. Boxer’s employment agreement.

The final determination of annual bonus compensation payouts with respect to 2007 performance for Mr. Boxer, Mr. McQuagge and Ms. Cocozza was made at a meeting of the Committee held on March 13, 2008, at which time the Committee considered Mr. Gedwed’s recommendations. The Committee made some adjustments to what was recommended by Mr. Gedwed and then approved the 2007 bonuses in the amounts set forth in the bonus column of the Summary Compensation Table.

Mr. Plato received a 2007 bonus in March 2008 following his review with David Fields, the Company’s Executive Vice President and Chief Operating Officer, consistent with other employees who are not direct reports of the CEO. Mr. Plato began reporting to Mr. Fields following Mr. Fields’ appointment on November 6, 2007. Mr. Plato’s 2007 bonus was determined in connection with discussions between Mr. Fields and Mr. Plato regarding Mr. Plato’s retirement. Mr. Plato’s retirement became effective on March 28, 2008.

Pursuant to the terms of his employment agreement, Mr. Myhra received a pro-rata portion of his 2007 target bonus in connection with his separation from the Company effective August 31, 2007.

Based on the Company’s performance in 2007, Mr. Gedwed requested that the Committee remove him from consideration for an annual bonus prior to the evaluation process. Accordingly, the Committee did not evaluate Mr. Gedwed for purposes of determining 2007 bonus compensation.

The Committee also had access to the compensation information prepared by Mercer Human Resources Consulting, Inc. (“Mercer”) in March 2007. The analysis was limited to base salary and annual bonus payable to executive officers at a peer group of companies. The analysis was based on proxy data, other publicly disclosed information and Mercer’s own research library. The peer group considered in the Mercer analysis consisted of the following companies: Assurant, Cincinnati Financial, Torchmark, Unitrin, Protective Life, Phoenix Companies, StanCorp Financial Group, AmerUS Group, Great American Financial, Universal American and FBL Financial. Although this survey information was considered by the Committee in determining annual bonus compensation, no particular weight was accorded the survey information and the Committee did not necessarily attempt to provide a level of compensation at any particular range within the survey group.

The annual bonuses paid to Mr. Boxer, Ms. Cocozza and Mr. Plato for 2007 ranged from approximately 77% to 100% of annualized base salary and are included in the Bonus column of the Summary Compensation Table.

Stock Options — 2006 Plan

The 2006 Plan is described above.

Stock Options — 1987 Amended and Restated Stock Option Plan

In connection with the Merger, each outstanding option to purchase shares of HealthMarkets Common Stock granted under the Company’s 1987 Amended and Restated Stock Option Plan (the “1987 Plan”) became fully vested, and (except with respect to 360,030 options granted under the 1987 Plan that were held by certain executive officers and converted into options to acquire shares of Class A-1 Common Stock) each option granted under the 1987 Plan was cancelled and converted into the right to receive a payment (subject to any applicable withholding taxes) equal to the difference between $37.00 and the exercise price for the option.

In connection with the extraordinary cash dividend declared on May 3, 2007, the Board approved an amendment to the 1987 Plan which provided that, in the event of an extraordinary cash dividend, the Company may make such adjustments to options granted under the 1987 Plan as it determines are equitable and/or appropriate and approved an adjustment to 1987 Plan options pursuant to which the number of options increased and the exercise price of such options decreased. Options to acquire 95,160 shares of Class A-1 Common Stock at an exercise price of $9.25 were adjusted to 120,022 options to acquire Class A-1 Common Stock at an exercise price of $7.34. This adjustment maintained the value of the options pre- and post-dividend.

Additional Incentive Programs

Effective January 31, 2007, the Company established an incentive program (the “BOB III program”) pursuant which the Company agreed to distribute to “eligible participants” on August 15, 2010, in cash, an aggregate of the dollar equivalent value of 100,000 HealthMarkets shares. Eligible participants in the BOB III Program consist of full-time employees, including executive officers, of HealthMarkets and its subsidiaries and independent agents associated with HealthMarkets’ insurance subsidiaries who were employed by or contracted with HealthMarkets and its subsidiaries, as the case may be, at the close of business on January 31, 2007 and who remain employed by or contracted with HealthMarkets and its subsidiaries at the close of business on August 15, 2010. In accordance with the BOB III Program, each eligible participant will be entitled to receive his or her portion of the aggregate cash payment determined by reference to a formula based on, among other things, such eligible participant’s tenure with HealthMarkets and its subsidiaries and level of compensation.

HealthMarkets 401(k) and Savings Plan

The Company maintains for the benefit of its and its subsidiaries’ employees the HealthMarkets 401(k) and Savings Plan (the “Employee Savings Plan”). The Employee Savings Plan enables eligible employees to make pre-tax contributions to the Employee Savings Plan (subject to overall limitations) and to direct the investment of such contributions among several investment options. The Employee Savings Plan, which is made available to all employees, is intended to assist in attracting and retaining employees by providing them with a tax-advantaged means to save a portion of their earnings for retirement purposes.

During 2007, the Company made certain matching contributions and supplemental contributions to participants’ accounts in cash. All contributions made on behalf of the Named Executive Officers were calculated using the same formula as is used for all other eligible employees. Contributions by the Company and its subsidiaries to the Employee Plan currently vest in prescribed increments over a six-year period. Effective April 1, 2008, the Company discontinued supplemental contributions and increased the matching contribution for those employees who elect to participate.

Employee Benefit Plans

The Company offers benefit plans such as vacation, medical, prescription drug, vision, dental and term life insurance coverage to the Named Executive Officers on the same basis as offered to all employees. The Company offers these plans to attract, motivate and retain high-caliber employees.

The Company does not maintain a pension plan or non-qualified deferred compensation plan for executives or its other employees.

Perquisites

Historically, the Company has not made available a broad array of perquisites and personal benefits to its executive officers. The Company has chosen to offer only a very limited number of perquisites to its executives as an incremental benefit to recognize their position within the Company and as an accommodation to certain executives who maintain a residence in States other than the location of their Company office or who might otherwise incur certain expenses associated with the commencement of their employment. In 2007, the Company reimbursed personal travel (including airline club membership), housing and car expenses for Mr. Boxer, who commuted to the Company’s Texas headquarters from a primary residence in another State, and reimbursed travel expenses for Mr. Myhra in connection with certain personal travel. The Company also reimbursed COBRA health insurance premium expenses incurred by Ms. Cocozza as a result of the Company’s ninety day waiting period prior to the availability of coverage through the Company’s medical plan. The Company furnished such executives with tax gross-ups for income attributable to such payments. The Company believes that these payments enhanced its ability to attract and retain these executives. The Company chose to provide the tax gross-ups to preserve the level of benefits intended to be provided under these arrangements. The Company also chose to pay club dues for Mr. Plato for business entertainment purposes. The value of each of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table.

Severance and Change of Control Agreements

Generally, currently outstanding stock options provide for post-termination exercise periods ranging from the earlier of ninety (90) calendar days or the remaining term of the option (in the case of voluntary terminations by the employee), to the earlier of one (1) year or the remaining term of the option (in the case of termination due to death or disability, termination by the employee for good reason, or termination by the Company without cause.) Termination of employment for cause results in expiration of all options on the date of the termination.

Change of control provisions are contained in various Company plans applicable to the Named Executive Officers as well to other employees. Options granted under the 2006 Plan provide that upon the occurrence of a Change of Control (as defined in the 2006 Plan), if the employee has remained in the continuous employ of the Company, and his or her employment terminates for any reason (other than a termination for cause by the Company or a voluntary termination by the employee), the employee may exercise any options exercisable as of the date of the employee’s termination or that would have become exercisable if the employee had remained employed until the first anniversary of the date of the employee’s termination.

Under the terms of employment agreements with the Company, the Named Executive Officers (other than Messrs. Myhra, McQuagge and Plato, whose employment terminated on August 31, 2007, March 21, 2008 and March 28, 2008, respectively) are entitled to severance payments in the event of their termination in certain specified circumstances. These executives would be entitled to receive severance equal to two times the executive’s base salary plus target bonus payable in monthly installments, continuation of welfare benefits for two years, as well as a pro-rata bonus, based on the executive’s target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year. These executives are entitled to full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive, including such payments and benefits due to the executive in connection with the Merger; provided, however, that following a change of control of HealthMarkets (other than in connection with the Merger), the surviving corporation will be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of these executives has agreed to two-year post-termination non-competition and non-solicitation covenants. The terms of the Employment Agreements, including the circumstances under which the executives are entitled to severance, are described in more detail under the heading “Employment and Consulting Agreements.”

In connection with their separations from the Company, Messrs. Myhra, McQuagge and Plato have each executed agreements with the Company, the terms of which are described in more detail under the heading “Employment and Consulting Agreements.”

We believe that these change of control arrangements benefit the Company and its stockholders by assuring key employees that we are aware of the issues they could face upon a change of control; by providing key employees with financial assurances so that they can perform their jobs with minimum distraction in the face of a pending change of control; by encouraging key employees to stay with the Company while a change of control is occurring, so that an acquiring company can retain individuals who have been key to the Company’s success; and by helping the Company recruit employees who may have similar agreements with other companies.

Accounting and Tax Issues

Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation in excess of $1.0 million paid to the Company’s Chairman, principal executive officer or to any of the Company’s three other highest-paid other executive officers (other than the principal financial officer) unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on the review and discussions referred to above, the Executive Compensation Committee recommends to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Information Statement on Schedule 14C.

EXECUTIVE COMPENSATION COMMITTEE

Chinh E. Chu (Chairman)
Matthew S. Kabaker
Adrian M. Jones
Mural R. Josephson
Steven J. Shulman

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for services to us and our subsidiaries earned by or awarded or paid to the persons who were the chief executive officer, the chief financial officer, the three other most highly compensated executive officers of the Company serving as such at December 31, 2007, and one other former officer who would have been among the next three most highly compensated executive officers but for the fact that he was not serving at December 31, 2007.

							Change in
							Pension
							Value and
							Non-Qualified
				Stock	Option	Non-Equity	Deferred	All Other
		Salary	Bonus	Awards	Awards	Incentive Plan	Compensation	Compensation	Total
Name and Principal Position	Year	($)	(1)($)	(2)($)	(2)($)	Compensation	Earnings	(9)($)	($)

William J. Gedwed,	2007	600,000	—	—	1,153,035	—	—	16,341	1,769,376
Director; President and CEO(3)	2006	600,000	750,000	—	893,337	—	—	2,040,965	4,284,302
Michael E. Boxer,	2007	450,000	450,000	—	493,461	—	—	120,755	1,514,216
Executive Vice President and CFO(4)	2006	119,423	160,000	—	81,127	—	—	22,175	382,725
Troy A. McQuagge,	2007	450,000	—	—	1,072,351	—	—	16,234	1,538,585
Former President — Agency Marketing Group(5)	2006	400,000	700,000	—	612,057	—	—	3,399,426	5,111,483
Nancy Cocozza,	2007	257,115	315,000	—	319,797	—	—	18,273	910,185
Executive Vice President(6)	2006	—	—	—	—	—	—	—	—
James N. Plato,	2007	325,000	250,000	—	208,559	—	—	17,357	800,916
Former President — Life Insurance Division(7)	2006	325,000	250,000	758	191,410	—	—	1,151,111	1,918,279
Phillip J. Myhra,	2007	259,615	—	—	547,304	—	—	1,556,511	2,363,430
Former Executive Vice President — Insurance Group(8)	2006	375,000	250,000	—	440,488	—	—	4,798,651	5,864,139

(1)	Represents cash bonuses accrued for the year under the annual bonus plan.

(2)	Calculated in accordance with Statement of Financial Accounting Standards 123R. Represents compensation expense recognized in 2007 for financial statement reporting purposes. The assumptions used in the valuation are discussed in Note 15 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Mr. Gedwed’s employment terminated on June 1, 2008. He continues to serve on the Company’s Board of Directors in the capacity of Vice Chairman.

(4)	Mr. Boxer’s employment terminated on June 27, 2008.

(5)	Mr. McQuagge’s employment terminated on March 21, 2008.

(6)	Does not include $105,000 in consulting fees paid to Ms. Cocozza prior to the commencement of her employment on March 30, 2007. The amount included as Salary in 2007 represents base compensation actually paid in 2007. Ms. Cocozza’s base salary for 2007 was $350,000.

(7)	Mr. Plato’s employment terminated on March 28, 2008.

(8)	Mr. Myhra’s employment terminated on August 31, 2007. The amount included as Salary in 2007 represents base compensation actually paid during 2007.

(9)	The following table contains a breakdown of the compensation and benefits included under All Other Compensation for 2007:

		Company						Severance
	Company	Contribution						and	Additional
	Paid Life	to 401k		Car	Housing	Tax	COBRA	Termination	Incentive	Club
	Insurance	Plan	Travel	Allowance	Allowances	Gross-ups	Reimbursement	Benefits	Programs	Dues
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

William J. Gedwed	720	13,500	—	—	—	—	—	—	2,121	—
Michael E. Boxer	720	13,500	34,053	9,039	24,311	38,832	—	—	—	300
Troy A. McQuagge	720	13,393	—	—	—	—	—	—	2,121	—
Nancy Cocozza	360	9,073	—	—	—	4,797	4,043	—	—	—
James N. Plato	720	12,900	—	—	—	—	—	—	2,121	1,616
Phillip J. Myhra	720	13,500	16,952	—	—	9,723	—	1,513,495	2,121	—

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Named Executive Officers during the fiscal year ended December 31, 2007.

All Other
						Option		Closing	Grant
						Awards:	Exercise or	Market	Date
						Number of	Base	Price of	Fair
			Estimated Future Payouts Under			Securities	Price of	Common	Value of
		Board	Equity Incentive Plan Awards			Underlying	Option	Stock on	Option
		Action	Threshold	Target	Maximum	Options	Awards	Grant Date	Awards
Name	Grant Date	Date	(#)	(#)(1)	(#)	(#)(2)	($/Share)(3)	($/Share)(3)	($)(4)

William J. Gedwed	—	—	—	—	—	—	—	—	—
Michael E. Boxer	—	—	—	—	—	—	—	—	—
Troy A. McQuagge	—	—	—	—	—	—	—	—	—
Nancy G. Cocozza	03/30/2007	03/29/2007	—	—	—	31,500 (5)	39.49	50.00	587,475
	03/30/2007	03/29/2007	—	—	—	31,500 (6)	39.49	50.00	469,665
Phillip J. Myhra	—	—	—	—	—	—	—	—	—
James N. Plato	—	—	—	—	—	—	—	—	—

(1)	Approximately one-third of the total options awarded by the Board to the NEO vest in increments of 25%, 25%, 17%, 17% and 16% over five years, provided that the Company shall have achieved certain specified performance targets at an exercise price equal to the fair market value on the grant date (“Performance-Based Options”). Performance-Based Options where performance goals have not been established for financial statement reporting purposes pursuant to FAS 123R have been excluded from the Grant of Plan-Based Awards table. Specifically, the table excludes 31,500 Performance-Based Options awarded to Ms. Cocozza by the Board on March 29, 2007 with an exercise price per share of $39.49. See the discussion of performance objectives in the Compensation Discussion and Analysis.

(2)	Represents options granted under the 2006 Plan. Options have a ten year term and vest over time as described below. Excludes an increase in the number of options granted under the 1987 Plan due to an adjustment of those options in connection with the extraordinary cash dividend declared on May 3, 2007. As a result of such adjustment, the number of options granted under the 1987 Plan increased as follows: Gedwed — 5,903; McQuagge — 10,734; and Plato — 2,911.

(3)	Options were granted with an exercise price equal to fair market value on the date of grant. The fair market value of the Company’s stock is set by the Board of Directors on a quarterly basis. In connection with the extraordinary cash dividend declared on May 3, 2007, the exercise price of all options outstanding under the 2006 Plan was reduced by $10.51 per share — the amount of the extraordinary cash dividend.

(4)	The grant date fair value of these awards was calculated in accordance with Statement of Financial Accounting Standards 123R. Refer to page F-51 of HealthMarkets’ 2007 Annual Report on Form 10-K for all valuation assumptions regarding options included in this column.

(5)	Represents approximately one-third of the total options granted, awarded by the Board of Directors to the NEO on the date indicated. These options vest in 20% increments over five years with an exercise price equal to the fair market value on the grant date adjusted for the extraordinary cash dividend (“Time-Based Options”).

(6)	Represents approximately one-third of the total options granted, awarded by the Board to the NEO on the date indicated. These options vest in increments of 25%, 25%, 17%, 17% and 16% over five years with an initial exercise price equal to the fair market value on the grant date adjusted for the extraordinary cash dividend. The exercise price increases 10% each year beginning on the second anniversary of the grant date (“Tranche C Options”).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Named Executive Officers at December 31, 2007:

	Option Awards
	Number of Securities
	Underlying Unexercised		Option
	Options		Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable(1)(2)	($)(3)	Date

William J. Gedwed	28,408	—	7.34	06/14/2010
	48,672	107,778	26.49	06/26/2016
Michael E. Boxer	24,615	54,509	27.86	09/26/2016
	4,256	9,426	27.86	09/29/2016
Troy A. McQuagge	17,045	—	7.34	06/14/2010
	34,065	75,434	26.49	06/26/2016
Nancy G. Cocozza	—	63,000	39.49	03/30/2017
James N. Plato	4,864	10,773	26.49	06/26/2016

(1)	Excludes Performance-Based Options where performance goals have not been established for financial statement reporting purposes pursuant to FAS 123R. Performance-Based Options are excluded as follows: Gedwed — 52,150, Boxer — 30,937, McQuagge — 36,501, Cocozza — 31,500 and Plato — 5,213.

(2)	Represents options granted under the 2006 Plan. Please refer to Notes 4, 5 and 6 to the Grants of Plan-Based Awards table for description of vesting.

(3)	In connection with the extraordinary cash dividend declared May 3, 2007, the options outstanding under the 1987 Plan were adjusted to increase the number of options outstanding and decrease the exercise price on each option from $9.25 to $7.34. The exercise price of stock options outstanding under the 2006 Plan was reduced by $10.51 per share — the amount of the extraordinary cash dividend. The adjustments were designed to maintain the value of the options on a pre- and post-dividend basis.

Option Exercises and Stock Vested

The following table summarizes options exercised by the Named Executive Officers during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

William J. Gedwed	222	8,361	—	—
Michael Boxer	—	—	—	—
Troy A. McQuagge	34,771	1,206,206	—	—
Nancy G. Cocozza	—	—	—	—
James N. Plato	16,624	566,807	—	—
Phillip J. Myhra	48,674	756,394	—	—

Potential Payments upon Termination or Change-in-Control

Assuming that (i) the Named Executive Officers (other than Mr. Myhra, whose employment terminated on August 31, 2007) were terminated on December 31, 2007 and (ii) that the price of the Company’s Common Stock was $35.00 as of December 31, 2007 (the fair market value as determined by the Executive Committee of the Board), then the Named Executive Officers (other than Mr. Myhra) would be entitled to the following payments upon a termination of employment or change of control:

					Termination for
		Voluntary	Involuntary		Cause, Death,
		Termination for	Termination	Change in	Disability or
		Good Reason	without Cause	Control	Retirement
Name		($)	($)	($)	($)

William J Gedwed
• Severance	(1)	1,200,000	1,200,000	—	—
• Target Incentive Bonus	(2)	1,200,000	1,200,000	—	—
• Benefit Continuation	(3)	23,067	23,067	—	—
• Stock Option Vesting Acceleration	(4)	330,812	330,812	1,430,765	—
Michael E. Boxer
• Severance	(1)	900,000	900,000	—	—
• Target Incentive Bonus	(2)	900,000	900,000	—	—
• Benefit Continuation	(3)	22,957	22,957	—	—
• Stock Option Vesting Acceleration	(4)	322,562	322,562	964,094	—
Troy A. McQuagge
• Severance	(1)	900,000	900,000	—	—
• Target Incentive Bonus	(2)	900,000	900,000	—	—
• Benefit Continuation	(3)	17,980	17,980	—	—
• Stock Option Vesting Acceleration	(4)	231,532	231,532	1,001,400	—
Nancy G. Cocozza
• Severance	(1)	700,000	700,000	—	—
• Target Incentive Bonus	(2)	700,000	700,000	—	—
• Benefit Continuation	(3)	28,132	28,132	—	—
• Stock Option Vesting Acceleration	(4)	121,549	121,549	1,043,444	—
James N. Plato
• Severance	(1)	650,000	650,000	—	—
• Target Incentive Bonus	(2)	487,500	487,500	—	—
• Benefit Continuation	(3)	17,496	17,496	—	—
• Stock Option Vesting Acceleration	(4)	44,671	44,671	143,013	—

(1)	Represents two times base salary. See discussion of Employment and Consulting Agreements below.

(2)	Represents two times target bonus. See discussion of Employment and Consulting Agreements below.

(3)	Represents company portion of current benefit cost for two year continuation period. See discussion of Employment and Consulting Agreements below. For these purposes, we have assumed that health care costs will increase at the rate of 10% per year.

(4)	Represents expense to be recorded upon acceleration of option vesting based on occurrence of noted event, calculated in accordance with Statement of Financial Accounting Standards 123R. In the event of a Voluntary Termination for Good Reason or an Involuntary Termination Without Cause, actual value to the Named Executive Officers would be as follows: Gedwed — $1,614,719; Boxer — $412,293; McQuagge — $1,051,269; Cocozza — $-0- and Plato — $82,802. This assumes a per share price of $35 (the fair market value of the Company’s Common Stock as of December 31, 2007, as determined by the Executive Committee of the Board).

Employment and Consulting Agreements

During the 2007 fiscal year, the Company maintained an employment agreement with each of the Named Executive Officers. In the case of Messrs. Gedwed, McQuagge, Plato and Myhra, the principal terms of their employment agreements were requested by and negotiated with The Blackstone Group following agreement regarding the key terms of the Merger. In connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer in September 2006, Mr. Boxer also entered into an employment agreement with the Company. Pursuant to these employment agreements, Messrs. Gedwed, Boxer, McQuagge, Plato and Myhra receive a minimum annual base salary; are eligible for an annual bonus ranging from 75% of annual base salary up to 200% of annual base salary (with a “target” bonus ranging from 75% to 100% of annual base salary); are entitled to participate in the Company’s 2006 Management Stock Option Plan; and are entitled to participate in certain other employee benefit plans. In addition, as previously disclosed, Mr. Boxer was given the right to purchase 18,243 shares of the Company’s Class A-1 Common Stock at fair market value and, if he elected to exercise the right to purchase such shares, the Company agreed to award him additional stock options to purchase an equivalent number of shares. On September 29, 2006, Mr. Boxer exercised this right and purchased 18,243 shares of the Company’s Class A-1 Common Stock at $38.37 per share. The employment agreements have an initial employment term of two or three years that automatically renew annually upon the expiration of the initial employment term, unless either party gives notice. The employment of Mr. Myhra, Mr. McQuagge and Mr. Plato terminated effective August 31, 2007, March 21, 2008 and March 28, 2008, respectively.

In connection with the appointment of Nancy Cocozza as the Company’s Executive Vice Present and President of the Company’s Medicare Division on March 30, 2007, the Company entered into an employment agreement with Ms. Cocozza on terms substantially similar to the employment agreements with the other Named Executive Officers described above. In addition, Ms. Cocozza was awarded a grant of options for 94,500 shares of the Company’s Class A-1 Common Stock under the HealthMarkets 2006 Management Stock Option Plan and was given the right to purchase 8,000 shares of the Company’s Class A-1 Common Stock at fair market value. On March 30, 2007, Ms. Cocozza exercised this right and purchased 8,000 shares of the Company’s Class A-1 Common Stock at $50.00 per share.

In addition, under the terms of their employment agreements, the Named Executive Officers are entitled to severance payments in the event their employment is terminated by the Company without Cause (as defined) or the executive terminates his or her employment for Good Reason. For purposes of the employment agreements, the term “Good Reason” means termination of employment by the executive within ninety days of any of the following events, without the executive’s consent, after failure of the Company to cure in thirty days: (1) the reduction of the executive’s position from that of a senior level position (or, in the case of Mr. Boxer and Ms. Cocozza, from their specific positions), (2) a decrease in the executive’s base salary or target bonus percentage other than in the case of a decrease for a majority of similarly situated executives, (3) a reduction in the executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to the executive unless such reduction applies to a majority of the senior level executives of the Company, or (4) the announcement of a relocation of the executive’s primary place of employment to a location 50 or more miles from the current headquarters.

The Named Executive Officers are entitled to receive severance equal to two times the executive’s base salary plus target bonus payable in monthly installments, continuation of welfare benefits for two years, as well as a pro-rata bonus, based on the executive’s target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year. The Named Executive Officers are entitled to full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive; provided, however, that following a change of control of HealthMarkets, the surviving corporation will be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of the Named Executive Officers has agreed to two-year post-termination non-competition and non-solicitation covenants.

In connection with their separations from the Company, Messrs. Myhra, McQuagge and Plato entered into separation agreements with the Company pursuant to which each former executive, in exchange for signing a release, receives severance payments consistent with the terms of his employment agreement.

Mr. Myhra’s separation and consulting agreement provided, among other things, that Mr. Myhra would be available to provide, on an independent contractor basis, up to 20 hours of consulting services per month over a six month period. Consulting services in excess of 20 hours per month were to be reimbursed at an hourly rate of $500 per hour. Mr. Myhra did not receive any payments under this provision. Mr. Myhra will receive severance payments in the aggregate amount of $1,312,500 and a bonus payment of $187,243 (representing a pro-rata portion of Mr. Myhra’s 2007 target bonus), each payable over a 24 month period. Mr. Myhra is also entitled to receive, at the Company’s expense, the Company-paid portion of the premium for continued participation in the Company’s health and life insurance plans for a two-year period commencing on the termination date. Any health and life insurance coverage will end if Mr. Myhra becomes eligible for such benefits under any employee benefit plan made available by another employer covering the same type of benefits.

Mr. McQuagge’s transition services agreement provides, among other things, that Mr. McQuagge will be available to provide, on an independent contractor basis, up to 60 hours of consulting services per quarter for a two-year period. Consulting services in excess of 60 hours per quarter will be reimbursed at an hourly rate of $500 per hour. The agreement further provides that on or after the effective date of the agreement, the Company will appoint Mr. McQuagge to the Board of Directors of the Company. Mr. McQuagge will receive severance payments in the aggregate amount of $1,800,000 payable over the 24 month term of the agreement. The Company has also agreed to amend the terms of Mr. McQuagge’s options granted under the 2006 Management Stock Option Plan to permit those options to continue vesting during the term of the agreement so long as Mr. McQuagge continues to serve as a Director of the Company. In addition, if Mr. McQuagge’s services as a Director are Terminated Without Cause (as defined) by the Company, Mr. McQuagge will vest in the next vesting level that would have become vested and exercisable if he had continued to serve as a Director until the first anniversary of such termination. Mr. McQuagge is also entitled to receive, at the Company’s expense, the Company-paid portion of the premium for continued participation in the Company’s health and life insurance plans for a two-year period commencing on the termination date. The Company also agrees, following the expiration of any COBRA period, to permit Mr. McQuagge and his dependents to participate in a health insurance plan comparable to the Company’s health plans, at Mr. McQuagge’s own expense (not to exceed 120% of the then-current cost of COBRA) or, in lieu thereof, to participate in a plan marketed by the Company on a guaranteed issue basis, at Mr. McQuagge’s own expense, until Mr. McQuagge becomes eligible for Medicare, not to extend beyond Mr. McQuagge attaining age 65. Any health and life insurance coverage will end if Mr. McQuagge becomes eligible for such benefits under any employee benefit plan made available by another employer covering the same type of benefits.

Mr. Plato’s separation and consulting agreement provides, among other things, that Mr. Plato will be available to provide, on an independent contractor basis, up to 20 hours of consulting services per month for a six month period. Consulting services in excess of twenty 20 hours per month will be reimbursed at an hourly rate of $300 per hour. Mr. Plato will receive severance payments in the aggregate amount of $1,137,500 payable over a 24 month period. Mr. Plato is also entitled to receive, at the Company’s expense, the Company-paid portion of the premium for continued participation in the Company’s health and life insurance plans for a two-year period commencing on the termination date. The Company also agrees, following the expiration of any COBRA period, to permit Mr. Plato to participate in a health insurance plan comparable to the Company’s health plans, at Mr. Plato’s own expense, until Mr. Plato becomes eligible for Medicare, not to extend beyond Mr. Plato attaining age 65. Any health and life insurance coverage will end if Mr. Plato becomes eligible for such benefits under any employee benefit plan made available by another employer covering the same type of benefits.

Each of the separation agreements entered into with Messrs. Myhra, McQuagge and Plato also provides for full change of control parachute excise tax gross-up protection on all payments and benefits due to the former executive. In addition, each former executive is subject to two-year post-termination non-competition and non-solicitation restrictions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Board has determined that Messrs. Chu, Kabaker and Jones are not “independent” as that term is defined under the listing standards of the New York Stock Exchange, due to their respective affiliations with the Private Equity Investors. During 2007, no Executive Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers served as a member of the Executive Compensation Committee or as a director of any company where an executive officer of that company is a member of our Executive Compensation Committee. The members of the Executive Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are described below under the caption “Certain Relationships and Related Party Transactions.”

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 2008 (except as noted) with respect to the Common Stock ownership of (a) each person known by management to own beneficially five percent or more of the Company’s Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

		Percent of	Percent of	Percent of
	Common Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Five Percent (5%) Holders:
Blackstone Investor Group	16,486,486.4865	60.6%	—	54.8%
c/o The Blackstone Group 345 Park Avenue New York, NY 10154
Goldman Sachs Investor Group	6,756,756.7567	24.9%	—	22.5%
c/o Goldman Sachs & Co. 85 Broad Street, 10th Floor New York, NY 10154
DLJ Investor Group	3,378,378.3784	12.4%	—	11.2%
c/o DLJ Merchant Banking Partners One Madison Avenue New York, New York 10010
Trustees under the HealthMarkets Agents’ Total	1,857,852.0000	—	64.4%	6.2%
Ownership Fund Trust, as amended and restated effective as of October 1, 2005(2) c/o HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180
Trustees under the Dynamic Equity Fund Program	923,547.0000	—	32.0%	3.1%
Trust, as amended and restated effective as of August 1, 2005(3) c/o HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180

		Percent of	Percent of	Percent of
	Common Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Named Executive Officers and Directors:
William J. Gedwed(4)	173,749.3200	0.6%	—	0.6%
Michael E. Boxer(5)	10,485.0000	—	—	—
Troy A. McQuagge(6)	62,048.0000	0.2%	—	0.2%
Nancy G. Cocozza	26,112.0000	0.1%	—	0.1%
James N. Plato(7)	8,861.0000	—	—	—
Phillip J. Myhra(8)	—	—	—	—
Allen F. Wise	56,755.0000	0.2%	—	0.2%
Chinh E. Chu	—	—	—	—
Harvey C. DeMovick, Jr.	1,220.0000	—	—	—
Adrian M. Jones	—	—	—	—
Mural R. Josephson	1,621.0000	—	—	—
Matthew S. Kabaker	—	—	—	—
Andrew S. Kahr(9)	840.0000	—	—	—
Sumit Rajpal	—	—	—	—
Kamil M. Salame	—	—	—	—
Steven J. Shulman	22,972.0000	0.1%	—	0.1%
All executive officers and directors (14 individuals as a group)	402,648.3200	1.5%	—	1.3%

(1)	Includes in each case shares that the holder may obtain upon exercise of options exercisable within 60 days of September 30, 2008.

(2)	Represents vested shares of Class A-2 Common Stock held by participants in the Company’s Agents’ Total Ownership Plan, as Amended and Restated Effective April 5, 2006.

(3)	Represents vested shares of Class A-2 Common Stock held by participants in the Company’s Agent’s Contribution to Equity Plan, as Amended and Restated Effective April 5, 2006.

(4)	Mr. Gedwed employment with the Company terminated effective June 1, 2008. He continues to serve on the Company’s Board of Directors in the capacity of Vice Chairman.

(5)	Mr. Boxer’s employment with the Company terminated effective June 27, 2008.

(6)	Mr. McQuagge’s employment with the Company terminated effective March 21, 2008.

(7)	Mr. Plato’s employment with the Company terminated effective March 28, 2008.

(8)	Mr. Myhra’s employment with the Company terminated effective August 31, 2007.

(9)	Mr. Kahr resigned from the Board of Directors on July 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On April 5, 2006, the Company completed a merger providing for the acquisition of the Company by affiliates of a group of Private Equity Investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets’ common shares (other than shares held by certain members of management and shares through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

Immediately prior to the Merger, Gladys J. Jensen, individually and in her capacity as executor of the estate of the late Ronald L. Jensen (the Company’s founder and former Chairman), beneficially held approximately 17.04% of the outstanding shares of the Company, and the adult children of Mrs. Jensen beneficially held in the aggregate approximately 10.09% of the outstanding shares of the Company. As a result of the Merger, Mrs. Jensen and her adult children divested their holdings in the Company, and affiliates of The Blackstone Group, Goldman Sachs

Capital Partners and DLJ Merchant Banking Partners acquired, as of the effective date of the Merger, approximately 55.3%, 22.7% and 11.3%, respectively, of the Company’s outstanding equity securities. At September 30, 2008, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners held approximately 55.4%, 22.7% and 11.3%, respectively, of the Company’s outstanding equity securities.

Certain members of the Board of Directors of the Company are affiliated with the Private Equity Investors. In particular, Chinh E. Chu and Matthew S. Kabaker serve as a Senior Managing Director and a Managing Director, respectively, of The Blackstone Group, Adrian M. Jones and Sumit Rajpal serve as a Managing Director and a Vice President, respectively, of Goldman, Sachs & Co., and Kamil M. Salame is a partner of DLJ Merchant Banking Partners.

The Company maintains written policies and procedures for review and approval of related party transactions. These policies provide that any material transaction entered into between the Company and any related party shall be valid for all purposes if such transaction is assessed to be fair to the Company and is approved in advance by a majority of the Company’s disinterested outside directors. Material transactions are defined as any arrangement, contract or transaction involving payments by or from the Company equal to or greater than $250,000 (in any twelve month period) or $1 million (over the term of such arrangement, contract or transaction). Related parties are defined as any person or entity that is an affiliate of the Company or any entity in which an affiliate of the Company has a 5% or greater equity interest. Affiliates of the Company are persons or entities controlled by, controlling, or under common control with, the Company, including directors and officers of the Company and their immediate family members.

Set forth below is a summary description of all material transactions between the Company and the Private Equity Investors and all other parties related to the Company. The Company believes that the terms of all such transactions with all related parties are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

Transactions with the Private Equity Investors

Transaction and Monitoring Fee Agreements

At the closing of the Merger, the Company entered into separate Transaction and Monitoring Fee Agreements with advisory affiliates of each of the Private Equity Investors. In accordance with the terms of the Transaction and Monitoring Fee Agreements, the advisory affiliates of each of the Private Equity Investors agreed to provide to the Company ongoing monitoring, advisory and consulting services, for which the Company agreed to pay to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners an annual monitoring fee in an amount equal to $7.7 million, $3.2 million and $1.6 million, respectively. The annual monitoring fees are in each case subject to upward adjustment in each year based on the ratio of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) in such year to consolidated EBITDA in the prior year, provided that the aggregate monitoring fees paid to all advisors pursuant to the Transaction and Monitoring Fee Agreements in any year shall not exceed the greater of $15.0 million or 3% of consolidated EBITDA in such year. The aggregate annual monitoring fees in the amount of $12.5 million paid with respect to 2007 were paid in full to the advisory affiliates of the Private Equity Investors in January 2007. Aggregate annual monitoring fees in the amount of $12.5 million with respect to 2008 were paid in full to the advisory affiliates of the Private Equity Investors in January 2008. The Company has expensed $9.4 million through September 30, 2008.

In accordance with the terms of the Transaction and Monitoring Fee Agreements, the Company also agreed to reimburse the advisory affiliates of the Private Equity Investors for out-of-pocket expenses incurred in connection with the monitoring services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement. During 2007 and through September 30, 2008, these costs were de minimus.

Interest Rate Swaps

At the effective date of the Merger, an affiliate of The Blackstone Group assigned to the Company three interest rate swap agreements with an aggregate notional amount of $300.0 million. At the effective date of the Merger, the interest rate swaps had an aggregate fair value of approximately $2.0 million.

Transaction Fee Agreements

In accordance with the terms of separate Future Transaction Fee Agreements, each dated as of May 11, 2006, affiliates of each of the Private Equity Investors agreed to provide to the Company certain financial and strategic advisory services with respect to future acquisitions, divestitures and recapitalizations. For such services, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners are entitled to receive 0.6193%, 0.2538% and 0.1269%, respectively, of the aggregate enterprise value of any units acquired, sold or recapitalized by the Company.

In accordance with the terms of the Future Transaction Fee Agreements, the Company also agreed to reimburse the advisory affiliates of the Private Equity Investors for out-of-pocket expenses incurred in connection with the advisory services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement.

No amounts were paid under this agreement in 2007. In connection with the completion of the transactions contemplated by the Agreement for Reinsurance and Purchase and Sale of Assets dated June 12, 2008 pursuant to which Wilton Reassurance Company or its affiliates acquired substantially all of the business of the Company’s Life Insurance Division, the Company expects to pay affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners future transaction fees of approximately $1.2 million, $479,000 and $240,000, respectively.

Group Purchasing Organization

Effective June 1, 2006, the Company agreed to participate in a “group purchasing organization” (“GPO”) that acts as the Company’s agent to negotiate with third party vendors the terms upon which the Company will obtain goods and services in various designated categories that are used in the ordinary course of the Company’s business. On behalf of the various participants in its group purchasing program, the GPO extracts from such vendors pricing terms for such goods and service that are believed to be more favorable than participants could obtain for themselves on an individual basis. In consideration for such favorable pricing terms, each participant has agreed to obtain from such vendors not less than a specified percentage of the participant’s requirements for such goods and services in the designated categories. In connection with purchases by participants, the GPO receives a commission from the vendor in respect of such purchases. In consideration of The Blackstone Group’s facilitating the Company’s participation in the GPO and in monitoring the services that the GPO provides to the Company, the GPO has agreed to remit to an affiliate of The Blackstone Group a portion of the commission received from vendors in respect of purchases by the Company under the GPO purchasing program. The Company’s participation during 2007 and through September 30, 2008 was nominal with respect to purchases by the Company under the GPO purchasing program in accordance with the terms of this arrangement.

MEGA Advisory Agreement- Student Insurance Division

Pursuant to the terms of an amendment, dated December 29, 2006, to an advisory agreement dated August 18, 2006, The Blackstone Group provided certain tax structuring advisory services to MEGA in connection with the sale by MEGA of MEGA’s Student Insurance Division, for which MEGA paid to an advisory affiliate of The Blackstone Group in 2007, a tax structuring fee in the amount of $1.0 million. The terms of the amendment were approved by the Oklahoma Insurance Department effective February 8, 2007.

Registration Rights Agreement

The Company is a party to a registration rights and coordination committee agreement, dated as of April 5, 2006 (the “Registration Rights Agreement”), with the investment affiliates of each of the Private Equity Investors, providing for demand and piggyback registration rights with respect to the Class A-1 Common Stock. Certain management stockholders are also expected to become parties to the Registration Rights Agreement. Following an initial public offering of the Company’s stock, the Private Equity Investors affiliated with The Blackstone Group will have the right to demand such registration under the Securities Act of its shares for public sale on up to five occasions, the Private Equity Investors affiliated with Goldman Sachs Capital Partners will have the right to demand such registration on up to two occasions, and the Private Equity Investors affiliated DLJ Merchant Banking Partners will have the right to demand such registration on one occasion. No more than one such demand is permitted within any 180-day period without the consent of the board of directors of the Company.

In addition, the Private Equity Investors have, and, if they become parties to the Registration Rights Agreement, the management stockholders will have, so-called “piggy-back” rights, which are rights to request that their shares be included in registrations initiated by the Company or by any Private Equity Investors. Following an initial public offering of the Company’s stock, sales or other transfers of the Company’s stock by parties to the Registration Rights Agreement will be subject to pre-approval, with certain limited exceptions, by a Coordination Committee that will consist of representatives from each of the Private Equity Investor groups. In addition, the Coordination Committee shall have the right to request that the Company effect a “shelf” registration.

Investment in Certain Funds Affiliated with the Private Equity Investors

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by Mid-West National Life Insurance Company of Tennessee in Goldman Sachs Real Estate Partners, L.P., a commercial real estate fund managed by an affiliate of Goldman Sachs Capital Partners. The Company has committed such investment to be funded over a series of capital calls. The Company funded $3.3 million in capital calls through December 31, 2007. The Company has not funded any additional capital calls through September 30, 2008. During the nine months ended September 30, 2008, the Company received $431,000 ($403,000 return of capital and $28,000 income) in capital distributions from Goldman Sachs Real Estate Partners, L.P.

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by The MEGA Life and Health Insurance Company in Blackstone Strategic Alliance Fund L.P., a hedge fund of funds managed by an affiliate of The Blackstone Group. The Company has committed such investment to be funded over a series of capital calls. The Company funded $1.6 million in capital calls through December 31, 2007. During the nine months ended September 30, 2008, the Company has funded an additional $1.5 million in capital calls.

Extraordinary Cash Dividend

On May 3, 2007, the Company’s Board of Directors declared an extraordinary cash dividend in the amount of $10.51 per share for Class A-1 and Class A-2 Common Stock to holders of record as of close of business on May 9, 2007, paid on May 14, 2007. In connection with the extraordinary cash dividend, affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners were paid dividends in the amount of $173.3 million, $71.0 million and $35.5 million, respectively.

Transactions with Certain Members of Management and Certain Other Employees

Transactions with National Motor Club

William J. Gedwed (a director and former Chief Executive Officer of the Company) holds a 5.3% equity interest in NMC Holdings, Inc. (“NMC”), the ultimate parent company of National Motor Club of America and subsidiaries (“NMCA”).

Effective January 1, 2005, MEGA and NMCA entered into a three-year administrative agreement (succeeding a prior two-year agreement) for a term ending on December 31, 2007 pursuant to which MEGA agreed to issue life, accident and health insurance polices to NMCA for the benefit of NMCA members in selected states. NMCA, in turn, agreed to provide to MEGA certain administrative and record keeping services in connection with the NMCA members for whose benefit the policies have been issued. MEGA terminated this agreement effective January 1, 2007. During 2007, NMCA paid to MEGA the amount of $28,000 pursuant to the terms of this agreement. The payment received by MEGA in 2007 was related to 2006 activities. During 2007, NMCA paid the Company $391,000 for printing and various other services.

THE BOARD OF DIRECTORS RECOMMENDS THE ADOPTION OF THE AMENDMENT AND RESTATEMENT OF THE HEALTHMARKETS 2006 MANAGEMENT OPTION PLAN

The Amendment and Restatement of the HealthMarkets, Inc. 2006 Management Option Plan requires the affirmative vote of holders of a majority of the shares of HealthMarkets, Inc. common stock present or represented and entitled to vote on the proposal, with holders of a majority of the total number of shares of HealthMarkets, Inc. common stock entitled to vote actually voting on the proposal.

2. OTHER BUSINESS

Neither the Board nor management is aware of any matters to be presented at the Special Meeting other than those referred to in the Notice of Special Meeting and this Information Statement.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

Date: November 4, 2008

Exhibit A

AMENDED AND RESTATED
HEALTHMARKETS 2006 MANAGEMENT OPTION PLAN
(As Approved by the Board of Directors Effective August 5, 2008)

1.  Purpose.   The purpose of the Amended and Restated HealthMarkets 2006 Management Option Plan is to attract and retain officers and other key employees for HealthMarkets, Inc. (formerly UICI), a Delaware corporation, and its Subsidiaries (as defined below) and to provide to such persons incentives and rewards for superior performance.

2.  Definitions.   As used in this Plan:

“409A Guidance” has the meaning provided in Section 16 of this Plan.

“Affiliate” of a Person means any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

“Blackstone” means The Blackstone Group.

“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 13 of this Plan, such committee (or subcommittee).

“Business Combination” has the meaning provided in Section 8 of this Plan.

“Change of Control” has the meaning provided in Section 8 of this Plan.

“Class A-1 Common Stock” means the shares of Class A-1 Common Stock, par value $0.01 per share, of the Company or any security into which such shares of Class A-1 Common Stock may be changed by reason of any transaction or event of the type referred to in Section 7 of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means HealthMarkets, Inc. (formerly UICI), a Delaware corporation.

“Controlling Interest” in an entity will mean (x) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the equity securities representing more than 50% of the voting power of the outstanding equity securities of the entity.

“Date of Grant” means the date specified by the Board on which a grant of Option Rights shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto).

“Director” means a member of the Board.

“Effective Time” has the meaning provided in Section 1.3 of the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Fair Market Value” shall have the meaning set forth in the Stockholders Agreement.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Individual” has the meaning provided in Section 8 of this Plan.

“IPO” shall have the meaning set forth in the Stockholders Agreement.

“Management Objectives” means the measurable performance objective or objectives established, when so determined by the Board, pursuant to this Plan for Participants who have received grants of Option Rights pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable.

“Merger Agreement” means the Agreement and Plan of Merger dated September 15, 2005 by and among Premium Finance LLC, a Delaware limited liability company, Mulberry Finance Co., Inc., a Delaware corporation, DLJMB IV First Merger LLC, a Delaware limited liability company, Premium Acquisition, Inc., a Delaware corporation (“Merger Co 1”), Mulberry Acquisition, Inc., a Delaware corporation (“Merger Co 2”), DLJMB IV First Merger Co Acquisition Inc., a Delaware corporation (“Merger Co 3,” and, together with Merger Co 1 and Merger Co 2, the “Merger Cos”) and the Company, pursuant to which each of the Merger Cos will be merged into the Company (the “Merger”) at the Effective Time.

“Non-Employee Director” means a director who is not an employee of the Company or any Subsidiary.

“Non-Qualified Stock Options” means Option Rights which are not intended to be Incentive Stock Options.

“Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase shares of Class A-1 Common Stock upon exercise of an option granted pursuant to Section 4 of this Plan.

“Outstanding Company Voting Securities” means the then-outstanding equity securities of the Company entitled to vote generally in the election of directors.

“Participant” means a person who is selected by the Board to receive Option Rights under this Plan and who is at the time an officer or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and shall also include each Non-Employee Director who receives an award of Option Rights.

“Permitted Holders” has the meaning provided in Section 8 of this Plan.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Plan” means this Amended and Restated HealthMarkets 2006 Management Option Plan.

“Stockholders Agreement” means the UICI Stockholders’ Agreement by and among investment funds affiliated with The Blackstone Group, L.P., Goldman Sachs & Co. and DLJ Merchant Banking Partners IV, L.P., the Company, and other signatories thereto dated April 5, 2006, as may be amended from time to time.

“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than fifty percent (50%) of the total combined voting power represented by all classes of stock issued by such corporation.

“Tandem Option” shall have the meaning assigned to such term in Section 24 of the several agreements evidencing the grant of the Option Rights granted to the Option Holders on May 8, 2006.

“Ten Percent Employee” means an employee of the Company or any of its Subsidiaries who owns Class A-1 Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

3.  Shares Available Under this Plan.  (a) Subject to adjustment as provided in Section 3(b) and Section 7 of this Plan, the number of shares of Class A-1 Common Stock that may be issuable pursuant to Option Rights shall not exceed in the aggregate 3,239,741 shares of Class A-1 Common Stock, plus any shares issuable (not to exceed 849,600 shares) pursuant to the Tandem Options to the extent that the Option Rights with respect to which the Tandem Options are granted are not cancelled upon grant of the Tandem Options. Subject to adjustment as provided in Section 3(b) and Section 7 of this Plan, the number of shares of Class A-1 Common Stock that may be issuable to any single Participant during the term of this Plan pursuant to Option Rights shall not exceed in the aggregate 3,239,741 shares of Class A-1 Common Stock, plus any shares issuable (not to exceed 849,600 shares) pursuant to the Tandem Options to the extent that the Option Rights with respect to which the Tandem Options are granted are not cancelled upon grant of the Tandem Options. The total number of available shares of Class A-1 Common Stock that may be issuable upon exercise of Option Rights intended to be Incentive Stock Options shall not exceed 3,239,741, plus any shares issuable (not to exceed 849,600 shares) pursuant to the Tandem Options to the extent that the Option Rights with respect to which the Tandem Options are granted are not cancelled upon grant of the Tandem Options. Such shares may be shares of original issuance or treasury shares or a combination thereof.

(b) The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to options that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of shares of Class A-1 Common Stock or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any award granted under this Plan, any shares that were covered by that award shall again be available for issue or transfer hereunder; provided, however, that shares of Class A-1 Common Stock withheld to satisfy tax withholding obligations shall be deemed delivered for purposes of the limitation set forth in the third sentence of Section 3(a).

4.  Option Rights.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase shares of Class A-1 Common Stock. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, or (iii) combinations of the foregoing.

(b) Each grant shall specify the number of shares of Class A-1 Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(c) Each grant shall specify an Option Price per share. The Option Price of an Option Right may not be less than 100% of the Fair Market Value on the Date of Grant, except that the Option Price of an Incentive Stock Option issued to a Ten Percent Employee may not be less than 110% of the Fair Market Value on the Date of Grant.

(d) The Option Price shall be payable in (i) cash in the form of currency or check or by wire transfer as directed by the Company or (ii) such other form of consideration as is deemed acceptable by the Board.

(e) The Company may provide for payment of the Option Price by the Optionee, in installments, if the Optionee so elects, with or without interest, upon terms determined by the Board.

(f) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(g) Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change of Control or such other times as the Board shall determine.

(h) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(i) The Board may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee.

(j) No Option Right shall be exercisable more than 10 years from the Date of Grant (5 years with respect to Incentive Stock Options granted to a Ten Percent Employee).

(k) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to the Optionee and containing such terms and provisions, consistent with this Plan, as the Board may approve.

(l) Upon termination of a Participant’s employment with the Company prior to an IPO, any shares of Class A-1 Common Stock acquired as a result of the exercise of an Option Right shall be subject to the Call Rights as provided in the Stockholders Agreement.

5.  Awards to Non-Employee Directors.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights.

(a) Each grant of Option Rights awarded pursuant to this Section 5 shall be upon terms and conditions consistent with Section 4 of this Plan and shall be evidenced by an agreement in such form as shall be approved by the Board. Each grant shall specify an Option Price per share, which shall not be less than 100% of the Fair Market Value on the Date of Grant. Each such Option Right granted under the Plan shall expire not more than 10 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided. Unless otherwise determined by the Board, such Option Rights shall be subject to the following additional terms and conditions:

(i) Each grant shall specify the number of shares of Class A-1 Common Stock to which it pertains subject to the limitations set forth in Section 3 of this plan.

(ii) In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death, the then outstanding Options Rights of such holder may be exercised to the extent that they would be exercisable on the date that is ninety days after the date of such termination and shall expire ninety days after such termination, or on their stated expiration date, whichever occurs first.

(iii) In the event of the death or disability of the holder of any such Option Rights, each of the then outstanding Option Rights of such holder may be exercised at any time within one (1) year after such death or disability, but in no event after the expiration date of the term of such Option Rights.

(iv) If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any Option Rights held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

(v) Option Rights may be exercised by a Non-Employee Director only upon payment to the Company in full of the Option Price of the shares of Class A-1 Common Stock to be delivered. Such payment shall be made in (i) cash in the form of currency or check or by wire transfer as directed by the Company or (ii) such other form of consideration as is deemed acceptable by the Board.

6.  Transferability.  (a) Except as otherwise determined by the Board or as set forth in the Stockholders Agreement, no Option Right granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

(b) The Board may specify at the Date of Grant that part or all of the shares of Class A-1 Common Stock that are to be issued or transferred by the Company upon the exercise of Option Rights shall be subject to further restrictions on transfer.

7.  Adjustments.  The Board shall make or provide for such substitution or adjustments in the numbers of shares of Class A-1 Common Stock covered by outstanding Option Rights granted hereunder, and in the kind and Option Price of shares covered by outstanding Option Rights and/or such other equitable substitution or adjustments as the Board, in its sole discretion, exercised in good faith, may determine to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, extraordinary cash-dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reclassification, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Such substitutions and adjustments may include, without limitation, canceling any and all Option Rights in exchange for cash payments equal to the excess, if any, of the value of the consideration paid to a shareholder of a share of Class A-1 Common Stock over the Option Price per share subject to such Option Right in connection with such an adjustment event. The Board shall also make or provide for such adjustments in the aggregate number and class of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 7; provided, however, that any such adjustment to the number of Incentive Stock Options available for grant specified in Section 3(a) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.

8.  Change of Control.  For purposes of this Plan, except as may be otherwise prescribed by the Board in an agreement evidencing a grant made under the Plan, a “Change of Control” shall mean if at any time any of the following events shall have occurred:

(a) the acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (an “Individual”), other than Blackstone, DLJ Merchant Banking Partners IV, L.P. and Goldman, Sachs & Co. and their respective Affiliates (the “Permitted Holders”), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions will not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any Person pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) below; or

(b) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination.

(c) Notwithstanding paragraphs (a) and (b) above, in no event will a Change of Control be deemed to occur if the Permitted Holders maintain a direct or indirect Controlling Interest in the Company or in an entity that maintains a direct or indirect Controlling Interest in the Company.

9.  Fractional Shares.  The Company shall not be required to issue any fractional shares of Class A-1 Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

10.  Withholding Taxes.  The Company may withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local or foreign taxes (including the Participant’s FICA obligation) in connection with any payment made or benefit realized by a Participant or other person under this Plan or otherwise, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Company may elect to have such withholding obligation satisfied by having the Participant surrender to the Company or any Subsidiary a portion of the Class A-1 Common Stock that is issued or transferred to the Participant upon the exercise of an Option Right (but only to the extent of the minimum withholding required by law), and the Class A-1 Common Stock so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such shares on the date of such surrender.

11.  Foreign Employees.  In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for options to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

12.  Stockholders Agreement.  Class A-1 Common Stock acquired upon exercise of an Option Right will be subject to the terms and conditions of the Stockholders’ Agreement. The Company and Participants acknowledge that they will agree to provide the Company with the right to require a Participant to waive any registration rights with regard to such shares of Class A-1 Common Stock upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional Option Rights to compensate for any such Participant’s loss of liquidity.

13.  Administration of this Plan.  (a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof) consisting of not less than two Directors appointed by the Board. If Directors constitute “outside directors” for purposes of the exemption set forth in Section 162(m)(4)(C) of the Code from the limitation on deductibility imposed by Section 162(m) of the Code, then in such event such Directors (or a subset thereof) shall be delegated authority to administer the Plan. A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee.

(b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

14.  Amendments, Etc.   (a) The Board may at any time and from time to time amend this Plan in whole or in part, including, without limitation, to comply with applicable law, stock exchange rules or accounting rules; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.

(b) The Board may, with the concurrence of the affected Participant and as otherwise permitted by Section 7 hereof, cancel any agreement evidencing Option Rights granted under this Plan. In the event of such cancellation, the Board may authorize the granting of new Option Rights under this Plan (which may or may not cover the same number of shares of Class A-1 Common Stock that had been the subject of the prior option) in such manner, at such Option Price and subject to such other terms, conditions and discretions as would have been applicable under this Plan had the canceled Option Rights not been granted.

(c) In case of termination of employment or, if the Participant is a Non-Employee Director, termination of service on the Board by reason of death, disability or normal or early retirement (as determined by the Board), or in the case of hardship or other special circumstances, of a Participant who holds an Option Right not immediately exercisable in full, or who holds shares of Class A-1 Common Stock subject to any transfer restriction imposed pursuant to Section 6(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right may be exercised or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(e) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

(f) Any grant of Option Rights may require, as a condition to the exercise, grant or sale thereof, that the Participant agree to be bound by (i) any shareholders agreement among all or certain shareholders of the Company that may be in effect at the time of exercise, grant or sale or certain provisions of any such agreement that may be specified by the Company or (ii) any other agreement requested by the Company.

15.  Termination.  No grant shall be made under this Plan more than 10 years after the date on which this Plan is first approved by the shareholders of the Company, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

16.  Compliance with Section 409A of the Code.  The Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that a payment and/or benefit owed or due to a Participant under the Plan is subject to Section 409A of the Code, it shall be paid in a manner that complies with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “409A Guidance”). Any provision of the Plan that would cause a payment and/or benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the 409A Guidance).

17.  Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, spin-off, or otherwise, of all or substantially all of the business and/or assets of the Company.

18.  Unfunded Status of Plan.  It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Class A-1 Common Stock or make payments; provided, however, that unless the Board otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

19.  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

20.  Severability.  If one or more of the provisions of the Plan is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

21.  Governing Law.  The interpretation, performance, and enforcement of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.